Exhibit 4.6

Translation

Numbering:

EMPLOYMENT AGREEMENT

Party A: SINOVAC BIOTECH CO., LTD

Party B:

Execution Date:

Party A : SINOVAC BIOTECH CO., LTD.      Legal representative : Pan Aihua

Registered address : No.39, Shangdi West Road, Haidian District, Beijing      Postal Code: 100085

Party B :

Name                                          Gender                  Resident ID Number

Date of Birth              /         /             (DD/MM/YY)

Home Address                                                                                                        Post Code

Location of Registered Permanent Residence:

Based on the Labor Law of the PRC and relevant regulations, after equal consultation and mutual agreement, both Parties would like to sign this employment agreement (the “Agreement”) and follow the terms stipulated herein.

I. Term of the Agreement

1. The Agreement is valid and effective during the period from         /        / (DD/MM/YY) to         /         /         (DD/MM/YY), which includes a probationary period of                      days. If the registered permanent residence in Beijing has been applied for and obtained by Party A for Party B, Party B shall work for Party A for at least three years from the date of Party B’s receipt of the registered permanent residence in Beijing. If Party B is recruited by Party A at Party A’s cost, Party B shall work for Party A for at least three years from the date of such financial contribution by Party A; If Party B is sponsored by Party A in training, Party B shall work for Party A for at least three years from the date of receiving the diploma or the date of completion of the program.

II. Position Description

2. Party B agrees to take the position of                      in accordance with Party A’s working requirements.

3. Party A has right to adjust Party B’s position according to the requirements of its production and operation, and Party B’s capability and performance. Party B has the right to express his/her opinions to Party A, but without Party A’s approval on those, Party B has to follow Party A’s management and arrangement.

4. Party B shall, following Party A’s requirements, complete the assigned workload on schedule and in compliance with the standards as required.

III. Labor Protection and Working Conditions

5. Party A determines that the              schedule shall apply to Party B.

In the case of the standard working schedule: Party B shall work for 8 hours per day, and 40 hours per week.

In the case of the integrated working schedule: Party B shall work for no more than 8 hours per day on average, and no more than 40 hours per week on average.

In the case of the flexible working schedule: Party B can arrange the working time and leisure time at his/her discretion as long as Party B completes the working task assigned by Party A.

6. Party A shall comply with the applicable laws and regulations when arranging Party B to work overtime. If Party A requires Party B to work overtime, Party A shall pay no less than 150% of the Party B’s ordinary salary to Party B. If Party A requires Party B to work overtime on Party B’s day offs, but Party A cannot arrange for making up for Party B, Party A shall pay no less than 200% of the Party B’s ordinary salary to Party B. If Party A requires Party B to work overtime on national holidays, Party A shall pay no less than 300% of the Party B’s ordinary salary to Party B.

The base for overtime salary of Party B shall be              yuan per day. If there is any change in Party B’s salary, the base overtime salary shall be adjusted accordingly.

This Article 6 shall not be applicable to the employee with the flexible working schedule.

7. Party A shall provide necessary working conditions and facilities to Party B. Party A is responsible for establishing and completing the manufacturing process and setting up operation regulations, working scope and labor safety and sanitation regulations.

8. Party A is responsible for training Party B with respect to the professional ethics, business skills, labor safety, labor discipline and Party A’s rules and regulations.

IV. Salary

9. Party A shall pay the salary in cash to Party B before the 15th day of each month. Party B’s monthly salary is RMB             . Party B’s salary during the probationary period is RMB            .

Other bonuses (such as benefit bonus, annual bonus, performance bonus, etc.) shall be determined according to the company’s regulations and operating status.

If Party A implements a new salary standard, or Party B’s position is changed, Party B’s salary will be adjusted according to Party A’s regulation.

10. When the working task of Party A is not sufficient to keep Party B working, or Party A stops operation or is closed for reasons not attributable to Party B, Party A shall pay the regular salary to Party B in the first salary payment cycle. From the second salary payment cycle, Party A may pay the salary to Party B according to Party B’s performance and the new salary standard as mutually agreed upon by the Parties, but such salary shall be no less than the minimum salary standard in Beijing. If Party A doesn’t arrange any work for Party B, Party A shall pay the basic living expenses to Party B, which shall be no less than 70% of the minimum salary standard in Beijing for that year.

V. Insurance and Welfare

11. Party A and Party B shall take part in social insurance according to the related regulations of the state and the City of Beijing. Party A shall handle related social insurance procedures for Party B.

12. Party B’s expenses related to medical treatment for illness or non-work-related injuries shall be dealt with according to the related regulations of the state and the City of Beijing. Party B’s salary during sick leave shall be paid according to the related regulations of Party A, which shall be no less than 80% of the minimum salary standard implemented in the City of Beijing for that year.

13. The treatment for Party B with respect to occupational diseases or work-related injury shall be dealt with according to the related regulations of the state and the City of Beijing.

14. Party A shall pay Party B for various allowances and welfare payments according to Party A’s relevant regulations.

VI. Labor Disciplines

15. Based on the requirements of its production and operation, Party A shall make and adopt regulations, rules and labor disciplines in compliance with the applicable laws. If Party B violates the labor disciplines and Party A’s regulations and rules, Party A has the right to impose appropriate penalties, including termination of this Agreement, in accordance with the rules and regulations.

16. Party B shall comply with all of Party A’ s rules and regulations and labor disciplines, follow the rules of labor safety and sanitation, production technology, operation procedures and working guidelines, protect Party A’s properties, obey the relevant professional ethics, and actively participate in trainings organized by Party A and improve his/her skills.

17. Party B shall strictly perform the Confidentiality Agreement entered into with Party A, and shall keep Party A’s trade secrets confidential. These obligation shall not be limited by the term of this Agreement.

VII. Changes and Termination of Employment Agreement

18. Upon the occurrence of any of the following events, Party A and Party B shall amend this Agreement and timely proceed with relevant procedures for the amendment:

(1)	There is a mutual agreement between Party A and Party B;

(2)	Party A has applied for and obtained the Beijing registered permanent residence for Party B , in which case the employment period of Party B shall be extended in accordance with this Agreement;

(3)	Party B is recruited by Party A at Party A’s cost, in which case the employment period of Party B shall be extended in accordance with this Agreement;

(4)	The employment term hereof shall be extended after Party B has obtained diploma or completed the training program with the financial aid of Party A;

(5)	The circumstances, based on which this Agreement is executed, have significantly changed, which causes this Agreement impossible to be performed;

(6)	There is a change in the laws and rules based on which the Agreement is entered into.

If either Party requires to terminate this Agreement according to Item (5) above mentioned, such Party shall inform the other Party in writing. The other Party shall give a written reply within 15 days, otherwise it shall be deemed that the other Party objects such request.

19. This Agreement may be terminated by Party A in case that:

(1)	Party B has been proved not qualified for the position during probationary period;

(2)	Party B has secured the position by dishonest or improper means;

(3)	Party B has seriously violated the labor disciplines or Party A’s regulations;

(4)	Party B seriously breaches his/her duty, practices graft by making use of his/her position in Party A, which has caused the material damage to Party A’s interests;

(5)	Party B has taken a part-time job in the third party without the approval of Party A; or

(6)	Party B has been held liable for criminal liabilities.

20. In case of any of the following circumstances with respect to Party B, Party A may terminate the Agreement by a thirty-day prior written notice to Party B:

(1)	After medical treatment for illness or a non-job-related injury, Party B is unable to perform Party A’s original job functions and the functions of a new job assigned by Party A;

(2)	Party B is not capable of performing her originally assigned job functions, and, after training or change in work position, still cannot perform the assigned job; or

(3)	The circumstances based on which this Agreement is executed have changed significantly, which causes this Agreement impossible to be performed, and after consultations, Party A and Party B fail to agree as to how to amend this Agreement.

21. If any of the following circumstances occurs to Party A and Party A has to reduce the number of its employees, Party A shall, 30 days in advance, explain the situations to all employees and take the comments of employees or the labor union. After Party A has reported the situation to the labor and social security department, Party A can terminate the Agreement:

(1)	Party A has been undergoing the legal reorganization under a pending bankruptcy;

(2)	Party A has been required to relocate due to industrial pollution source control; or

(3)	Party A has experienced severe difficulties in its production and operation.

22. Party A shall not terminate the Agreement if Party B is in one of the following circumstances :

(1)	Party B suffers from occupational diseases or work-related injury and is determined to lose working capability in part or in whole;

(2)	Party B is in the legal medical period due to illness or injury;

(3)	Female staff is in pregnant, confinement and lactation period;

(4)	Party B has been continuously working with Party A for over 10 years and it is less than 5 years from the legal retirement age;

(5)	It is the first job for retired service personnel, which has not exceed a period of 3 years;

(6)	It is the first job for an urban resident who has been transferred from the rural area due to land confiscation, which has not exceed a period of three years;

(7)	Party B has been in selective service for the army; or

(8)	Party B is the elected employee representative who has been working for less than 5 years since the election date.

23. Party B shall give written notice to Party A              days in advance for termination of the Agreement, and Party A shall follow related procedures.

In case that Party B intends to terminate this Agreement by violating the provision of prior notice period, or has not discharged its liabilities for economic losses incurred by Party A, or has not undertaken the liabilities of breach in accordance with this Agreement, Party A may not process the Agreement termination.

24. Upon the occurrence of any of the following circumstances, Party B may immediately terminate the Agreement by notifying Party A at any time:

(1)	Party B is in probationary period;

(2)	Party A forces Party B to work by way of violence, threatening or illegal restricting Party B’s freedom of person;

(3)	Party A does not pay Party B remunerations or provide labor condition according to the stipulations of the Agreement; or

(4)	Party A does not pay the social insurance fee for Party B.

VIII. Termination and Renewal of Employment Agreement

25. The Agreement shall be terminated under any of the following circumstances:

(1)	the term of this Agreement expires;

(2)	there occurs any termination condition as indicated hereunder;

(3)	Party B has been at his/her legal retirement age;

(4)	Party B died or is declared missing or dead by court; or

(5)	Party A is bankrupt or dissolved pursuant to law.

26. Party A shall inform Party B in writing of its intention to terminate or renew the employment 30 days prior to the expiration of the Agreement, then the Parties shall handle the termination or renewal procedures after mutual consultations.

27. When the Agreement expires and the termination procedures have not been completed due to Party A, the Agreement shall be terminated immediately, provided that Party B requires to terminate the employment.

28. In case of any of the following circumstances, the Agreement shall be renewed and the renewal shall be processed, accordingly:

(1)	Party A and Party B agree to renew the employment agreement;

(2)	Party B intends to renew the Agreement, provided that the employment relation remains valid between Party A and Party B, since the Parties have not completed the termination procedures after the expiration of the Agreement.

In case of the circumstances as described in Item (2) above, when the Parties disagree with each other on the extended employment term, such term shall be no less than 12 months from the execution date. If Party B is qualified for signing the employment agreement for an indefinite term, Party A shall enter into such employment agreement for an indefinite term with Party B.

IX. Economic Compensation and Indemnity

29. Party A shall pay Party B economic compensation according to the following standard in case that:

(1)	Party A deducts the payment of, or delays paying for Party B’s salary without cause, or refuses to pay Party B for overtime remuneration. In this case, Party A shall pay Party B for economic compensation equal to 25% of Party B’s salary in addition to full payment for Party B’s salary in a timely manner.

(2)	If the remuneration payable to Party B is lower than the minimum salary standard prevailing in Beijing, in addition to making up the difference between such remuneration and the Beijing minimum salary standard, Party A shall pay an economic compensation amounting to 25% of such difference.

30. In case of any of the following circumstances, Party B shall be entitled to economic compensation equal to one-twelfth (1/12) of his/her salary for each year employed by Party A, up to a maximum compensation equal to salary for one year. For purposes of calculating the amount of economic compensation due, Party B’s salary shall be his/her salary during the twelve months preceding the date of termination, and a partial year employed shall be counted as one year.

(1)	The Agreement is terminated as agreed upon by the Parties;

(2)	Party A terminates this Agreement, since Party B is incapable of its work, after training or adjustment of his originally assigned job; or

(3)	The Parties agree to terminate this Agreement upon mutual agreement, provided that, after the expiration of this Agreement, the employment relationship remains between the Parties, while the Parties have not completed the termination procedures due to Party A.

31. If Party A terminates this Agreement in case of any of the following circumstances, Party A shall pay Party B the economic compensation equal to 1/12 of the average salary for the immediately previous year paid by Party A to all of its staff for each year Party B has worked for Party A. For the purpose of this section, a partial year shall be counted as one year, and if Party B’s average salary for the immediately previous year is higher than that of Party A’s all staff, the Party B’s average salary shall apply.

(1)	Party B is unable to perform his original job or a job re-arranged by Party A, after the period of the medical treatment caused by illness or non-work related injury;

(2)	The circumstances based on which this Agreement is executed has changed materially, which has caused this Agreement unable to be performed, while the Parties fail to enter into the amendments to this Agreement after mutual consultations; or

(3)	Party A has reduced the numbers of its employees.

32. Economic compensation paid by Party A to Party B shall not be lower than the minimum salary standard in Beijing.

33. If Party A does not pay Party B economic compensation after termination of the employment in accordance with this Agreement, Party B shall be entitled to an additional economic compensation equal to 50% of the economic compensation due.

34. If Party B is unable to perform his/her original job or a job re-assigned by Party A, after the period for medical treatment caused by illness or non-work related injury, Party A shall pay a medical allowance no less than Party B’s six-month salaries. An additional 50% of such medical allowance shall be paid for serious illness, and an additional 100% of such medical allowance shall apply to incurable disease.

35. In case Party A terminates the employment by violating the provisions hereof, or fails to execute a valid employment agreement due to its fault, Party A shall be liable for a compensation based on the extent of damage incurred by Party B.

36. If Party A has applied for and obtained the Beijing registered permanent residence for Party B, and Party B intends to terminate the Agreement prior to the expiration of the Agreement, Party B shall pay Party A a penalty equal to Party B’s total salaries for the 12 months prior to such termination.

37. If Party B is recruited by Party A at Party A’s cost, and he/she intends to terminate the Agreement prior to the expiration of the Agreement, Party B shall pay Party A a penalty equal to Party B’s total salaries for the 12 months prior to such termination.

38. If Party B attends certain training with the financial aid of Party A, Party B shall refund the training fee to Party A before terminating this Agreement.

39. In the event that Party A terminates this Agreement due to Party B’s fault set forth in sections 19.(2) through 19.(5), Party B shall be held liable for any losses and damages incurred by Party A, if any.

40. If Party B terminates the employment by violating the provisions hereunder or breaches the terms and conditions stipulated in the Confidentiality Agreement, it shall be liable for any losses and damages incurred by Party A by such reason.

X. Labor Disputes and Others

41. Party A and Party B shall friendly resolve any dispute which may arise during the performance of the Agreement. If the consultations fail, either Party may bring the dispute to the competent Labour Dispute Arbitration Committee for arbitration.

42. Annexes of the contract are: Employees Handbook of Sinovac Biotech Co., Ltd., Confidentiality Agreement of Sinovac Biotech Co., Ltd and Job Position Description.

43. For matters unstated in the Agreement, the Labor Law, Beijing Labor Contract Regulations and Party A’s relevant rules shall apply. In case of any discrepancy between the terms hereof and the PRC laws, regulations or policies, the PRC laws, regulations and policies shall control.

44. The Agreement is made in duplicate, with each Party holding one.

Party A (seal)	Party B (signature)

Legal representative or authorized representative:
(signature)

Signing date: